EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DISTRIBUTION:	To Business Editor

DATELINE:	March 29, 2006

COMPANY:	Husker Ag, LLC, Plainview, Nebraska

RE:	Husker Ag Announces Rights Offering

PLAINVIEW, NE — The Board of Directors of Husker Ag, LLC (“Husker Ag” or the “Company”) announced today that it has approved, subject to certain conditions, a rights offering to its existing members. A rights offering is an offering to the existing members of Husker Ag of a right to subscribe to newly issued membership units on a pro rata basis, based on the member’s percentage ownership interest in the Company. The terms of the rights offering are as follows:

(1) All Husker Ag members who are members as of a record date which is anticipated to be in August 2006 will be eligible to participate. The record date will be announced at a later date, but will be following the close of any sale transactions occurring during the trimester trading period commencing April 1.

(2) It is anticipated that each Husker Ag member will be offered a nontransferable right to subscribe to one membership unit for each unit held as of the record date at a subscription price of $1,000 per unit. There are currently 15,318 membership units outstanding, and the total rights offering is anticipated to be for a maximum of 15,318 units or $15,318,000. In its discretion, the Husker Ag Board of Directors may also provide for oversubscription rights, with the terms of such oversubscription rights, if any, to be included at the time of the commencement of the rights offering. Members exercising their rights will be required to make a 10% down payment upon exercise of the right, with additional amounts due within 30 days of a call notice from the Company.

(3) It is currently anticipated that the rights offering will commence in August 2006, subject to regulatory review and approval, and will continue for a 30-day subscription period.

(4) The purpose of the rights offering would be to raise equity capital for the Company’s proposed plant expansion project.

(5) The rights offering is subject to a number of conditions, including the following:

(a) Execution of definitive agreements with ICM, Inc. regarding the construction of the plant expansion project, and definitive agreements with the Company’s lender providing debt financing for the plant expansion project.

(b) Approval of the plant expansion project and rights offering by Husker Ag members holding at least two-thirds of the outstanding membership units at the Company’s annual meeting.

There can be no assurance that all such conditions will occur.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this Press Release, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the ability of the Company to reach definitive agreements with third parties on terms satisfactory to the Company, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the Company’s filing with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

This press release does not constitute an offer to sell or the solicitation of an offer to buy Husker Ag membership units, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135 under the Securities Act of 1933, as amended.

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